EXHIBIT 99.1


            SCIOS NAMES RICHARD B. BREWER AS CHIEF EXECUTIVE OFFICER
                --Richard L. Casey Retires as Chairman and CEO --


MOUNTAIN VIEW, CA -September 15, 1998--Scios Inc. (Nasdaq: SCIO) announced today that Richard B. Brewer has been named the company's new president and CEO, following the retirement of current chairman and CEO Richard Casey as an officer and director. Mr. Brewer has also been elected a director of Scios.

         Mr. Brewer brings more than 20 years of health care industry experience and leadership to Scios, most recently as Chief Operating Officer of Heartport, a cardiovascular device company. Mr. Brewer held a number of senior management positions during his 11-year tenure at Genentech, including senior vice president, where he had significant involvement in the strategic development of Genentech's product pipeline, and responsibility for building Genentech's European and Canadian business and its U.S. sales and marketing organization. Prior to joining Genentech, he held a variety of cardiovascular sales and marketing positions at G.D. Searle and Company.

         "Dick Brewer comes to Scios with a strong track record of leadership and innovation. His reputation as a seasoned executive at the cutting edge of the development of new cardiovascular agents and devices will serve Scios well as we prepare to bring Scios' product Natrecor(R) (nesiritide) to market with our partner, Bayer," said Myron Du Bain, chairman of the Scios board of director's search committee. "Going forward, Dick's expertise in successful strategic product development will add further value to our exciting pipeline of new products," Du Bain continued.

         "Rich Casey has led the company over the last 11 years, and forged and implemented the strategy that has brought Scios to the threshold of profitability and marketing approval of its first product, Natrecor. The board has honored Rich's desire to seek new challenges, but he will remain a consultant to the company for the next two years. We thank him for his contributions and wish him the best of luck in the future," said Du Bain.


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         Scios submitted a new drug  application  (NDA) for Natrecor to the U.S.
Food and Drug Administration (FDA) in April 1998 and announced its strategic alliance with Bayer AG for the worldwide commercialization of Natrecor in May 1998. Upon approval, Natrecor will be the first new therapy for the short-term treatment of congestive heart failure (CHF) in nearly a decade. CHF affects an estimated 4.9 million Americans and is responsible for nearly one million hospitalizations each year. CHF is the leading cause of hospitalizations of patients over the age of 65.

          "Scios has an important and valuable cardiovascular product in Natrecor, which is rapidly nearing the market as a treatment for CHF. With Natrecor on the horizon and exciting products under development, Scios is poised to deliver on its objective of bringing innovative and valuable new products to market," said Brewer. "I look forward to joining forces with the Scios team as we strive to realize our goal of increasing the company's value for stockholders through the successful development of Scios' significant product pipeline," he added.

         Scios is a biopharmaceutical company engaged in the discovery, development, manufacture and commercialization of novel human therapeutics focusing in the areas of cardiorenal and Alzheimer's disease. The company has research and development collaborations with Bayer AG, Wyeth-Ayerst Laboratories, the pharmaceutical division of American Home Products Corporation, Eli Lilly and Company, DuPont Pharmaceuticals Company, Kaken Pharmaceutical Co., Ltd., and Novo Nordisk A/S. Additional information is available at Scios' web site: http://www.sciosinc.com.

         The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties and may include Scios' ability to obtain marketing approval of Natrecor, Bayer's implementation of an effective sales and marketing strategy for Natrecor in a competitive healthcare environment, and Scios' successful development and approval of its other products, as well as other risks detailed from time to time in the Scios' SEC reports, including its annual report on Form 10-K for the year ended December 31, 1997 and on quarterly reports on Form 10-Q for subsequent quarters.
                               # # # # # #

Release No. 98-15

Contact: Mary Ann Allencourt, 650-940-6629